Exhibit g(6)

APPENDIX "A"

List of Investment Companies

Fidelity MSCI Consumer Discretionary Index ETF

Fidelity MSCI Consumer Staples Index ETF

Fidelity MSCI Energy Index ETF

Fidelity MSCI Financials Index ETF

Fidelity MSCI Health Care Index ETF

Fidelity MSCI Industrials Index ETF

Fidelity MSCI Information Technology Index ETF

Fidelity MSCI Materials Index ETF

Fidelity MSCI Telecommunication Services Index ETF

Fidelity MSCI Utilities Index ETF

Fidelity Corporate Bond ETF

Fidelity Limited Term Bond ETF

Fidelity Total Bond ETF

Each of the Investment Companies Listed Above,

On behalf of each of their Respective Portfolios

By: /s/Stephanie Dorsey

Stephanie Dorsey

Treasurer - Fidelity Fixed Income and Asset Allocation Funds

Assistant Treasurer - Fidelity Equity and High Income Funds

Assistant Treasurer - Fidelity Sector Portfolios

Assistant Treasurer - Fidelity Strategic Advisers Funds

State Street Bank and Trust Company

By: /s/Michael F. Rogers

Michael F. Rogers

Executive Vice President